FOR IMMEDIATE RELEASE                                                       EXHIBIT 99.1

Media Contact: Gabby Nelson (763) 551-7460 gabby.nelson@selectcomfort.com	Investor Contact: Edwin Boon (763) 551-7498 investorrelations@selectcomfort.com

SELECT COMFORT ANNOUNCES NEW SENIOR
LEADERSHIP STRUCTURE

MINNEAPOLIS – (June 5, 2012) – Select Comfort Corporation (NASDAQ: SCSS) today announced several key changes to its senior leadership team in support of the company’s growth and long-term, customer-focused strategies.
“This is an exciting time for Sleep Number as we continue to focus on delivering an unparalleled sleep experience for our customers,” explained Shelly Ibach, president and CEO, Select Comfort. “To that end, we’ve built an experienced, consumer-centric senior leadership team dedicated to realizing our potential as both a brand and company for the benefit of customers, employees and shareholders.”
Notably, Michael Bills will join the company as senior vice president and chief marketing officer. Michael brings to the role more than 20 years of experience developing integrated marketing strategies for global brands. Currently, he is the executive director of the Innovation Initiative at the Fisher College of Business at The Ohio State University in Columbus, Ohio, where he created and managed the college’s Center of Excellence focused on corporate innovation. Prior to joining The Ohio State University, Michael was president of Retail Planning Associates and managing partner, the Americas, for Fitch – a WPP agency.
New members of the company’s senior leadership team also include Andy Carlin, who is promoted from vice president to senior vice president and chief sales officer, continuing to oversee all sales channels and real estate. Andy joined the company in 2008 after spending more than 20 years in sales leadership roles for companies such as Gander Mountain and Kohl’s Department Stores.
Annie Bloomquist is promoted from vice president to senior vice president and chief product officer, and joins the senior leadership team. In her expanded role, she will lead product innovation including product management, development and R&D for all Sleep Number products. Prior to joining the company four years ago, Annie held leadership positions in product and merchandising at large retailers including Macy’s and Marshall Field’s Department Stores for Target Corporation.
Hunter Saklad, vice president of consumer insights and strategy, also joins the senior leadership team and will now directly report to the president and CEO.
All services and post-purchase fulfillment – customer experience and six sigma; home delivery and logistics; sourcing and materials; manufacturing and quality – are consolidated under one senior leader and function. As such, Kathy Roedel, executive vice president and chief technology and services officer, becomes executive vice president and chief services and fulfillment officer. She remains a member of the senior leadership team and reports to the president and CEO.
Remaining in their senior leadership positions are Wendy Schoppert, executive vice president and chief financial officer; Mark Kimball, senior vice president and general counsel; and Karen Richard, senior vice president and chief human capital officer. All will continue to report to the president and CEO.
The new senior leadership team eliminates the chief operating officer role and represents a broadened direct-report structure that more tightly aligns with the company’s key strategic goals.

About Select Comfort Corporation
Select Comfort Corporation is leading the industry in setting a new standard in sleep by offering consumers high-quality, innovative and individualized sleep solutions, which include a complete line of SLEEP NUMBER® beds and bedding. The company is the exclusive manufacturer, retailer and servicer of the revolutionary Sleep Number bed, which allows individuals to adjust the firmness and support of each side at the touch of a button. The company offers further personalization through its solutions-focused line of Sleep Number pillows, sheets and other bedding products. And as the only national specialty-mattress retailer, consumers can take advantage of an enhanced mattress-buying experience at one of the approximately 380 Sleep Number stores across the country, online at sleepnumber.com or via phone at (800) Sleep Number or (800) 753-3768.

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